                                                                        About Us

                                        investor.products@rbs.com 1-866-747-4332

Home  Products  The Market  My Markets

Home  Our Products  Product Details

RICI Agriculture Excess Return Index Partially PPN                           Add
00083GLZ5

                                                                       PDF Print
Product Detail Underlying Detail Interactive Chart
[GRAPHIC OMITTED]

Product Type

Buffered
Capital Protected Notes
Reverse Exchangeable

Asset Class

Commodities
Equities
Interest Rates
Foreign Exchange

Quick Links

Current Offerings
Recently Issued
Top Movers

Product Facts
Product type  Partially Protected
              RICI Enhanced
Underlying    Agriculture Excess
              Return Index
Currency      USD
Issue price   100
Settlement
Date          04/28/08
Maturity      04/28/11
Underlying    USD
currency
Ratio         1:1
Quanto        No

Performance  and  Statistics
Daily high               91.17
Daily low                91.17
Yearly high (04/21/10)   91.23
Yearly low (01/01/10)    90.13
All Time High (06/27/08) 99.74
All Time Low (10/16/08)  85.91
Codes
CUSIP                    00083GLZ5

Top 5 Partially Protected

RICI(R)-Excess Return
(TM) Partially Principal  +0.01%**
Protected Note

RICI(R)-Excess Return
(TM) Partially Principal  +0.01%**
Protected Note

RICI Agriculture (Excess) +0.00%**
Return Partially PPN

RICI Agriculture (Excess) +0.00%**
Return Partially PPN

RICI Excess Return        +0.00%**
Partially PPN
Download Prospectus (2 MB)

Please read the relevant prospectus, which contains material terms of the securities and important risks that you should consider, before investing.

Disclaimer

*If you are an individual investor and would like additional information about the current offerings above, please contact your broker-dealer or financial advisor. You should consult your financial and tax advisor to determine whether a structured product is suitable for you and your investment needs and objectives. You must make your own independent decisions regarding any securities or financial instruments mentioned herein. You should consider whether an investment strategy or the purchase or sale of any structured product is appropriate for you in the light of your particular investment needs, objectives, risk tolerance, and financial circumstances.

If you are a registered representative or a financial professional and would like additional information about the offerings above, please contact Private
Investor Products North America at 1-866-PIP-IDEA (1-866-747-4332).

Information on the website regarding the performance of a security or the underlying or any other financial instrument always relates to the past. Past performance is not indicative of future results.

SEC Legend

The Royal Bank of Scotland N.V. ("RBS N.V.") and The Royal Bank of Scotland plc
("RBS plc") have each filed a registration statement (including a prospectus)
with the United States Securities and Exchange Commission (the "SEC") for the
offering of securities that are issued by RBS N.V. and guaranteed by RBS
Holdings N.V. or that are issued by RBS plc and guaranteed by The Royal Bank of
Scotland Group plc. Before you invest in any securities referenced on this website, you should read the prospectus in the relevant registration statement and other documents that have been filed with the SEC for more complete information about relevant issuer and guarantor, and their respective offerings.
You may get these documents for free by visiting EDGAR on the SEC's website at
www.sec.gov. Alternatively, RBS N.V., RBS plc, or their affiliates will arrange to send you the prospectus if you request it by calling toll free 1-(888)
644-2048.

** From close of business yesterday

                                                            Terms and Conditions

                                                               Privacy Statement